SUB-ITEM 77Q1

                           MFS MUNICIPAL INCOME TRUST

The Trust filed a pre-effective amendment no. 1 to the Trusts registration statement on Form N-2, to register preferred shares of the Trust. This document was filed under N-2/A (File Nos. 333-42364 and 811-4841) with the Securities and Exchange Commission via EDGAR on November 28, 2000. Such description is incorporated herein by reference.

The Trust established two new series of preferred shares as described in a Statement (pursuant to Section 6.1 of the Trust's Declaration of Trust) and filed under Rule 497(h) (File Nos. 333-42364 and 811-4841) with the Securities and Exchange Commission via EDGAR on December 5, 2000. Such description is incorporated herein by reference.